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                                                                    EXHIBIT 10.7


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                             EMPLOYMENT AGREEMENT

                                By and Between

                                CARIBINER, INC.

                                      and

                                BRIAN SHEPHERD


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                                 July 25, 1995



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                             EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (this "Agreement") dated as of July 25, 1995, by and between CARIBINER, INC., a New York corporation having an office at 16 West 61st Street, New York, New York 10023 ("Employer"), an BRIAN SHEPHERD, an individual residing at 10715 Oxford Mill Circle, Alpharatta, Georgia 30202 ("Employee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

        WHEREAS, Employer has concurrently with this Agreement entered into an Agreement of Purchase and Sale of Assets (the "Purchase Agreement") with Imagination (USA), Inc., a Georgia corporation ("Imagination") and The Imagination Group Limited, a corporation organized and existing under the laws of England, to purchase substantially all of the assets of Imagination;

        WHEREAS, Employee has been serving as the Chief Executive Officer of Imagination; and

        WHEREAS, Employer desires to engage Employee as an employee in its business and Employee desires to provide his services in connection with such business and both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with such employment.


















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        NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:


        1. EMPLOYMENT

        Employer hereby employs Employee as Vice President of Employer and General Manager of Employer's Atlanta Office (the "Atlanta Office") and Employee hereby accepts such employment and agrees to render his services as an employee of Employer, for the term of this Agreement (as set forth in Section 6 hereof), all subject to and on the terms and conditions herein set forth.


        2. DUTIES AND RESPONSIBILITIES OF EMPLOYEE

        Employee shall be employed as Vice President of Employer and General Manager of the Atlanta Office and his duties and responsibilities shall be commensurate with such title. Employee's duties shall also include strategic planning for Employer's business on a global basis. In this connection, Employee shall be called upon to consult with Employer's Chairman, and persons designated by the Chairman, in connection with Employer's development of a strategy for expanding the focus of Employer's business to an integrated marketing and communications company. With the prior written approval of the Chairman, Employee shall be permitted to hire additional personnel necessary to achieve such strategic objectives. In the performance of his duties, Employee shall report to Employer's Chairman and any other person or persons designated by Employer's




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Board of Directors (the "Board"). Employee shall use his best efforts to maintain and enhance the business and reputation of the Employer. Employee shall be available to travel as the reasonable needs of Employer shall require.

        3.  EXCLUSIVITY OF SERVICE

        Employee agrees to devote substantially all of his business time, efforts and attention to the business and affairs of the Employer on an exclusive basis, and not to engage in any other business activities for any person or entity, other than personal investment activities which do not materially affect the performance of Employee's duties hereunder.

        4.  COMPENSATION; BONUS

        (a) In consideration for his services to be performed under this Agreement and as compensation therefor, Employee shall receive, in addition to all other benefits provided in this Agreement, a base salary at the annual rate of Two Hundred Twenty Thousand ($220,000) Dollars (the "Base Salary") payable in bi-weekly installments. Employee's performance and Base Salary shall be reviewed at least annually and Employee's Base Salary may, in the discretion of the Board, be increased (but not decreased) following such review.

        (b) In addition to the Base Salary, Employee shall receive an annual bonus (the "Bonus") pursuant to an Annual Incentive Plan (the "Plan") to be established by Employer in such amount,

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if any, as shall be determined by the Board in its sole discretion (the
"Bonus"). The Bonus shall be determined by reference to performance criteria established by the Board and Employee's participation in such Plan shall be commensurate with the General Managers of Employer's other offices. Employee understands that the Bonus is entirely discretionary and no promises of any kind have been made regarding the Bonus.

        5.  BENEFITS

        In addition to the Base Salary and Bonus provided for in Section 4 hereof, Employee shall be entitled to the following benefits during and in respect of the Term (as defined below):

        (a) Employer shall provide Employee with the hospitalization, medical and dental insurance coverage and other benefits (including long term disability and life insurance) on the same basis provided to other similar employees (i.e., General Managers of Employer's other offices).

        (b) Employee shall be entitled to reimbursement for all reasonable travel, entertainment and other reasonable expenses incurred in connection with Employer's business provided such expenses are adequately documented and vouchered in accordance with Employer's policies.

        (c) Employee shall be entitled to four (4) weeks paid vacation annually to be taken by Employee at times mutually and reasonably agreed upon by Employer and Employee in addition to all other holidays established as part of Employer's standard

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practices. No payment shall be made to Employee for unused vacation days nor may such days be carried over to future years.

        (d) Employee shall be entitled to an automobile allowance in the amount of $500 per month to defray all costs incurred by Employee in connection with Employee's use of his automobile in connection with the business of Employer.

        (e) Promptly following mutual execution and delivery of this Agreement, Employee shall be awarded the right to purchase 4,850 shares of non-voting common stock of Business Communications Group, Inc. ("BCGI") pursuant to the BCGI 1993 Management Stock Plan (the "Plan") and an Award Agreement to be entered into by Employee and BCGI in the form adopted pursuant to the Plan.

        (f) Employee shall be entitled to reimbursement for up to $200 per month for dues in respect of one or more clubs utilized by Employee in connection with an in furtherance of Employer's business.


        6. TERM OF EMPLOYMENT

        The term (the "Term") of employment shall be from the date of the closing under the Purchase Agreement and for a period of three (3) years, unless terminated prior thereto in accordance with Section 9 hereof.


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        7. CONFIDENTIALITY

        (a) Employee agrees and covenants that, at any time during employment by Employer or thereafter, he will not (without first obtaining the written permission of Employer) divulge to any person or entity, nor use (either himself or in connection with any business) any trade secrets or business or other "Confidential Information" (as hereinafter defined) obtained during the course of his employment unless such disclosure is pursuant to a court order, disclosure in litigation involving the Employer or in any reports or applications required by law to be filed with any governmental agency. Nothing contained in this Section 7 or elsewhere in this Agreement shall limit any protection or remedy available to Employer under any applicable statute or law.

        (b) Employee agrees that at the time of leaving the employ of Employer he will deliver to Employer and not keep or deliver to anyone else any and all notes, notebooks, drawings, computer disks and related information, memoranda, documents, and in general, any and all material relating to the business of Employer.


        8. NON-COMPETITION; NON-SOLICITATION

        (a) Employee hereby agrees and covenants that during the Term he will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, partner, trustee, venturer, lender or other investor, director,


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officer, employee, consultant or through the agency or otherwise) in any business or enterprise that shall, at the time, be in whole or in substantial part competitive with any part of the business conducted by Employer during the period of Employee's employment with Employer (except that ownership of not more than 1% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 8(a)).

        (b) Employee agrees and covenants that for a period of two (2) years following his employment with Employer he will not (without first obtaining the written permission of Employer) directly or indirectly participate in the solicitation of business presentation and/or conference business and/or consulting in respect thereto from any person or entity which was a client or customer of Employer during the period of Employee's employment with Employer, and with whom Employee had material dealings during the period of Employee's employment with Employer, or was a prospective customer of Employer from which Employee was actively involved in soliciting such prospective customer's business (of for which a proposal for submission was prepared) during the period of Employee's employment with Employer.

        (c) Employee agrees and covenants that for a period of two (2) years following his employment with Employer he will not (without first obtaining the written permission of Employer)

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directly or indirectly, recruit for employment or induce to terminate his or her employment with Employer, any person who was an employee of Employer during the period of Employee's employment with Employer.

        9. TERMINATION

        (a) CAUSE. Notwithstanding the terms of this Agreement, Employer may discharge Employee and terminate this Agreement in the event that (i) Employee shall fail substantially to perform his duties hereunder with reasonable diligence or shall violate any covenant, agreement or representation of his herein contained, (ii) Employee shall refuse to carry out the lawful order of Employer commensurate with Employee's duties to be performed hereunder, (iii) Employee shall engage in an act of theft or dishonesty involving his employment, or (iv) Employee shall be charged with a felony involving moral turpitude (which shall include any felony relating to drugs) or shall be convicted of, or plead nolo contendere in respect of, any governmental indictment, complaint or other formal allegation. In the event Employee is discharged pursuant to this Section 9, Employee's Base Salary under Section 4 hereof and all benefits under Section 5 hereof shall terminate immediately upon such discharge (subject to applicable law such as COBRA), and Employer shall have no further obligation to Employee except the payment to and reimbursement to Employee for any monies due to Employee which right to payment or reimbursement accrued prior to such



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discharge. Notwithstanding (i) and (ii) above to the contrary, Employee shall be given at least seven (7) days prior written notice and an opportunity to cure any breach or failure thereunder that is curable.

        (b) INCAPACITY OR DISABILITY. Should Employee, in the reasonable judgment of a physician chosen by the Board become incapacitated to the extent that he is unable to perform his material duties pursuant to this Agreement for a period of three (3) consecutive months by reason of illness, disability, or other incapacity, Employer may terminate this Agreement upon one
(1) month's notice after said three (3) month period.

        (c) DEATH. This Agreement shall terminate immediately upon the death of Employee, in which case Employee's legal representatives shall be entitled to receive promptly a payment equal to one (1) month's Base Salary.

        10. INVENTIONS; DEVELOPMENT PRODUCTS; WORK FOR HIRE

       (a) Employee hereby grants to Employer or its nominee all rights of every kind whatsoever, exclusively and perpetually, in and to all services performed, products created and product ideas conceived by Employee for Employer or its nominee, and hereby agrees, upon Employer's request therefor, to assign and transfer to Employer or its nominee, any and all inventions, trade secrets, product ideas, improvements, processes, Confidential Information and "know how" relating to the business or products of Employer, including any thereof which Employee may learn,


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possess or acquire during Employee's employment by Employer, and Employee agrees that all such things and such knowledge are, and will be, the sole and exclusive property of Employer or its nominee, and will be known or held by Employee only for the benefit of Employer or its nominee. Any patent, trademark, servicemark or copyright applications and patents, trademarks, servicemarks or copyrights developed, obtained or conceived by Employee while employed or engaged by Employer which relate to the business or product development activities of Employer or its nominee, as well as all physical embodiments of Confidential Information, shall be and remain the sole exclusive property of Employer, or its nominee. At Employer's request, Employee will execute any and all applications, assignments or other instruments which Employer or its nominee shall deem necessary to apply for and obtain Letters Patent, trademarks, servicemarks or copyrights of the United States or any foreign country or to protect otherwise Employer's interest therein.

        (b) As used in this Section 10, the term "Confidential Information" shall mean and include all information and data in respect of Employer's operations, financial condition, products, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks and copyrights) that are the subject of Employer's reasonable efforts to keep confidential, and which may be communicated to

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Employee or to which Employee may have access in the course of Employee's employment by Employer. Notwithstanding the foregoing, the term "Confidential Information" shall not include information which:

        (i) is, at the time of the disclosure, a part of the public domain through no act or omission by Employee;

        (ii) was otherwise in Employee's lawful possession prior to the disclosure; or

        (iii) is hereafter lawfully disclosed to Employee by a third party who or which did not acquire the information under an obligation of confidentiality to or through Employer.

Any combination of known information shall be within any of the foregoing exclusions only if the combination as such is within such exclusions.


        11. VIOLATION OF OTHER AGREEMENTS; IMMIGRATION

        Employee represents and warrants to Employer that he is legally able to enter into this Agreement and accept employment with Employer and that Employee is not prohibited by the terms of any agreement, from entering into this Agreement; and the terms hereof will not and do not violate or contravene the terms of any agreement to which Employee is or may be a party, or by which Employee may be bound. Employee agrees that, as it is a material inducement to Employer that Employee make the foregoing

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representations and that they be true in all respects, Employee shall forever indemnify and hold Employer harmless from and against all liability, costs or expenses (including attorney's fees and disbursements) on account of the foregoing representations being untrue. Employee further represents and warrants to Employer that he possesses (and will maintain) written authorization from the United States Immigration and Naturalization Service entitling him to be employed and, prior to the commencement of the Term, will deliver evidence of the same to Employer as a condition of his employment.

        12.  SPECIFIC PERFORMANCE; DAMAGES

        In the event of a breach or threatened breach of the provisions of Sections 7, 8 or 10 hereof, Employee agrees that the injury which would be suffered by Employer would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Employee agrees that in the event of a breach or threatened breach of Sections 7, 8 or 10 hereunder, in addition to and not in lieu of any damages sustained by Employer and any other remedies which Employer may pursue hereunder or under any applicable law, Employer shall have the right to equitable relief, including issuance of a temporary or permanent injunction, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or other surety therefor. In

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addition to, and not in limitation of the foregoing, Employee understands and confirms that, in the event of a breach or threatened breach of Sections 7, 8, or 10 hereof, Employee may be held financially liable to Employer for any loss suffered by Employer as a result.

        13. ARBITRATION

        The parties agree that any dispute arising out of Section 9(a)(i) of this Agreement shall be arbitrated in New York City or, at Employer's option, in Atlanta in accordance with the rules for commercial arbitration of the American Arbitration Association or any successor thereof; provided, however, that the foregoing shall not prevent Employer from seeking equitable relief from a court of competent jurisdiction as provided in Section 12 hereof.


                                        Section 13 Agreed to:

                                          /s/ BS               /s/ RSI
                                        _________________   __________________
                                        Employee initials   Employer initials


        14. NOTICES

        Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by



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written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

        In the case of Employer, with a copy to:

                Zukerman Gore & Brandeis
                900 Third Avenue
                New York, New York 10022

                Attention: Jeffrey D. Zukerman, Esq.

        In the case of Employee, with a copy to:

                Ellis, Funk, Goldberg & Laybovitz, P.C.
                3490 Piedmont Road
                Suite 400
                Atlanta, Georgia 30305

                Attention: David I. Funk, Esq.

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

        15.  WAIVERS

        No waiver by any party of any default with respect to any provision, conditions or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any

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right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

        16. PRESERVATION OF INTENT

        Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, the Employer and Employee agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out and such provisions shall be interpreted to the maximum extent possible.

        17. ENTIRE AGREEMENT

        This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent (including any memorandum dated May 27, 1995), correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

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        18.  INUREMENT; ASSIGNMENT

        The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon any successor of Employer or to the business of Employer, subject to the provisions hereof. Employer may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with Employer. Neither this Agreement nor any rights or obligations of Employee hereunder shall be transferable or assignable by Employee.

        19.  AMENDMENT

        This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

        20.  HEADINGS

        The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

        21.  COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

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        22. GOVERNING LAW

        This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                                   /s/  Brian Shepherd
                                                ______________________________
                                                BRIAN SHEPHERD



                                                CARIBINER, INC.

                                             By:  /s/ Raymond S. Ingleby
                                                 _____________________________
                                                 Raymond S. Ingleby, Chairman


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